UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2015

Bluerock Residential Growth REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-36369	26-3136483
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Fifth Avenue, 9th Floor

New York, NY 10019

(Address of principal executive offices)

(212) 843-1601

(Registrant’s telephone number, including area code)

None.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.

On December 10, 2015, Bluerock Residential Growth REIT, Inc., or the Company, through subsidiaries of its operating partnership, Bluerock Residential Holdings, LP, or the Operating Partnership, completed the acquisition of an aggregate of 6.568% limited liability company interests in BR Oak Crest Villas, LLC, an indirect subsidiary of the Operating Partnership previously invested in the Company’s former Villas at Oak Crest property, or the Villas Interests, from family members of R. Ramin Kamfar, the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors, for a combination of cash and units of limited partnership interest in the Operating Partnership, or OP Units, aggregating approximately $258,056. The transaction was undertaken in connection with the sale of the Villas at Oak Crest property pursuant to a tax-deferred exchange under Section 1031 of the Internal Revenue Code, to fully consolidate the Company’s ownership of the interests in the replacement property that was acquired on December 14, 2014. The transaction was fully reviewed and approved by the Company’s Audit Committee prior to consummation. As part of the transaction, approximately 22,809 OP Units were issued, with a value of approximately $254,127 (based on the closing price of the Company’s Class A common stock on the NYSE MKT for the five trading days prior to closing on the transaction), and approximately $3,929 in cash was paid, in exchange for the Villas Interests. The consideration for the Villas Interests was determined based on the proportionate share represented by the Villas Interests of the sale price of the Company’s former Villas at Oak Crest property plus closing costs. After a one year holding period, the OP Units will be redeemable by the holders for cash or, at the Company’s option, shares of the Company’s Class A common stock on a one-for-one basis, subject to certain adjustments. The OP Units were issued (a) in private placements in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, or the Securities Act, and the rules and regulations promulgated thereunder, and (b) to “accredited investors” within the meaning of Rule 501 of Regulation D under the Securities Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

Dated: December 16, 2015	By:	/s/ Christopher J. Vohs
Christopher J. Vohs Chief Accounting Officer and Treasurer